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EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Six months ended
                                                                 June 30,
                                                            --------------------
                                                              1996         1995
                                                            -------      -------

Net income ...........................................       $3,090       $2,970

Preferred dividend requirements ......................       $ --         $   57

Weighted average common shares outstanding ...........        2,837        2,832

                                                             ------       ------

NET INCOME PER COMMON SHARE ..........................       $ 1.09       $ 1.03
                                                             ======       ======
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